                            VARITRONIC SYSTEMS, INC.

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

     This information is being furnished by Varitronic Systems, Inc., a Minnesota corporation (the "Company") to its shareholders in connection with the possible designation by W.H. Brady Company, a Wisconsin corporation ("Brady") pursuant to the Agreement and Plan of Merger ("Merger Agreement") dated as of February 27, 1996 among the Company, Brady, Brady USA, Inc., a Wisconsin corporation ("BUSA") and a wholly-owned subsidiary of Brady and VSI Acquisition Company, a Minnesota corporation (the "Offeror"), a wholly-owned subsidiary of BUSA, of persons to be elected to the Board of Directors of the Company other than at a meeting of the Company shareholders. The Purchaser commenced a tender offer (the "Offer") disclosed in the Tender Offer Statement on Schedule 14D-1 dated February 28, 1996. The terms and conditions of the offer were set forth in the Offer to Purchase dated February 28, 1996 (the "Offer to Purchase") and related documents enclosed therewith (collectively, the "Offer Documents"). The Merger Agreement provides, among other things, for the merger ("Merger") of the Offeror into the Company, with the Company surviving as a wholly-owned subsidiary of Brady through BUSA, as more fully described in the Offer Documents and in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") being mailed to the Company's shareholders concurrently herewith. The Merger Agreement further provides that as of the Effective Time (as defined in the Merger Agreement) each share of the Company's common stock shall be converted into the right to receive $17.50 in cash.

     The Company had 2,319,495 shares outstanding as of February 26, 1996.

                             THE BOARD OF DIRECTORS

GENERAL

     Pursuant to the Restated Articles of Incorporation of the Company, the Board of Directors has fixed the number of directors at six. However, the Board has the power to increase this number in its discretion by resolution. The directors are currently divided into three equal classes (1), (2) and (3) and elected for staggered terms. They serve until the election and qualification of their successors.

     The Merger Agreement provides that, if requested by Brady, the Company will, promptly following the purchase by Brady of at least two-thirds of the outstanding Shares of the Company pursuant to the Offer, take all necessary action to cause a number of persons designated by Brady ("Brady Designees"), rounded up to the next whole number, to constitute a percentage of the members of the Board of Directors equal to the percentage of shares of the Company's outstanding common stock owned by Brady, including by accepting resignations of those incumbent directors designated by the Company or by increasing the size of the Board and causing the Brady Designees to be elected.

     Brady has informed the Company that if Brady purchases two-thirds or more of the outstanding shares pursuant to the Offer, Brady will request the Company to take all necessary action to elect Katherine M. Hudson, Donald P. DeLuca, David R. Hawke and Peter J. Lettenberger to the Board of Directors of the Company. Information concerning the Brady Designees is set forth in Annex A hereto. To the best knowledge of the Company, none of the Brady Designees beneficially owns any equity securities of the Company.

                               CURRENT DIRECTORS

     The names, classes and ages of the current directors, their principal occupations, and the year each first became a director, are set forth below:

                                                                                           DIRECTOR
              NAME                              PRINCIPAL OCCUPATION                AGE     SINCE
---------------------------------   ---------------------------------------------   ---    --------
Raymond R Good (nominee)
  -- Class 1 Director............   Independent Executive Consultant                67       1983
John B. Zaepfel (nominee)
  -- Class 1 Director............   Investor and Consultant                         59       1992
Anton J. Christianson
  -- Class 2 Director............   Chairman of Cherry Tree Investments, Inc.       43       1984
Donald J. Kramer
  -- Class 2 Director............   Private Consultant                              63       1984
Scott R. Drill
  -- Class 3 Director............   Chairman, President, Chief Executive Officer    42       1983
                                    and Treasurer
Reid V. MacDonald
  -- Class 3 Director............   President and Chief Executive Officer of        48       1993
                                    Faribault Foods, Inc.

     Mr. Good has been an Independent Executive Consultant since February 1992. From 1986 to 1992, Mr. Good was an Executive Vice President of Regis McKenna, Inc., a technology marketing consulting firm. Mr. Good is also a director of Astrocom Corporation.

     Mr. Zaepfel has been an independent investment and business consultant serving middle market companies since 1989. From 1985 to 1989, Mr. Zaepfel was the Chief Executive Officer of CPG International, a manufacturer of graphic art, engineering and media supplies.

     Mr. Christianson is a co-founder of Cherry Tree Investments, Inc., a venture capital firm based in Minneapolis. Mr. Christianson has been Chairman of Cherry Tree Investments, Inc. and a Managing General Partner of four Cherry Tree Ventures partnerships since 1981. Mr. Christianson is also a director of Computer Petroleum Corporation, Fourth Shift Corporation, TRO Learning, Inc., and Transport Corporation of America.

     Mr. Kramer has been a private consultant and a Principal of TA Associates, a private equity capital firm in Boston, Massachusetts, since January 1990. For the previous five years, Mr. Kramer was a partner of TA Associates. He is also a director of Acuity Systems, Inc.

     Mr. Drill is one of the founders of the Company and has been President, Chief Executive Officer and Treasurer of the Company since 1983. In January 1990, Mr. Drill was elected Chairman of the Board.

     Mr. MacDonald has been President and Chief Executive Officer of Faribault Foods, Inc., a privately-held manufacturer and distributor of canned food products, since 1980.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1995, the Company's Board of Directors met four times. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of the Board on which he served. Standing committees of the Board of Directors include the Audit Committee and the Compensation Committee.

     The Audit Committee recommends the selection of the Company's independent accountants, approves the services performed by such accountants, and reviews and evaluates the Company's financial and reporting systems and the adequacy of internal controls for compliance with corporate guidelines. Members of the Audit

Committee, which consists of three outside directors, are Donald J. Kramer, Anton J. Christianson and John B. Zaepfel. The Audit Committee met twice in fiscal 1995.

     The Compensation Committee reviews and recommends to the Board compensation arrangements for all executive officers of the Company. In addition, the Compensation Committee is responsible for administration of the Company's 1994 Incentive Stock Option Plan, the Restated Cash Bonus Plan and the Employee Stock Purchase Plan, and for recommending the Company's matching contribution to the Incentive Plus Plan (401(k) plan). Members of the Compensation Committee, which consists of three outside directors, are Anton J. Christianson, Donald J. Kramer and Raymond E. Good. The Compensation Committee met twice in fiscal 1995.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no compensation for their services as directors. Out-of-town directors receive $1,500 and local directors receive $1,250 for each board meeting, and are reimbursed by the Company for out-of-pocket expenses incurred while attending meetings. In addition, directors who serve on the Compensation or Audit Committee receive $150 for each committee meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information about the ownership of Common Stock of the Company by each shareholder known to the Company who beneficially owns more than 5% of the outstanding shares of the Company's Common Stock, by each director or director-nominee, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group, as of February 26, 1996:

                                                                           NUMBER OF      PERCENT
             NAME AND BUSINESS ADDRESS OF BENEFICIAL OWNER                SHARES OWNED    OF CLASS
-----------------------------------------------------------------------   ------------    --------
PRINCIPAL SHAREHOLDERS:
  Heartland Advisors, Inc..............................................      390,300        16.8%
  790 North Milwaukee Street
  Milwaukee, WI 53202
  Scott E. Drill (Chief Executive Officer & Director)..................      292,254(1)     12.6%
  300 Interchange North
  300 Highway 169 South
  Minneapolis, MN 55426
  Fleet Investment Advisers............................................      144,500         6.2%
  777 Main Street
  Hartford, CT 06115
  Luis Hernandez.......................................................      131,300         5.7%
  3069 Misty Harbour Drive
  Las Vegas, NV 89117
DIRECTORS:
  Anton J. Christianson................................................       12,340           *
  Raymond R. Good (nominee)............................................        8,889           *
  Donald J. Kramer.....................................................           --          --
  Reid V. MacDonald....................................................        1,000           *
  John B. Zaepfel (nominee)............................................           --          --
EXECUTIVE OFFICERS:
  David C. Grey........................................................        4,000(1)        *
  Monte J. Mosiman.....................................................       16,266(1)        *
  Roger A. Larson......................................................       46,147(1)      2.0%
  Timothy R Fitzgerald.................................................       25,500(1)      1.1%
  All executive officers and directors as a group (14 persons).........      478,209(1)     19.8%

-------------------------
 *  Less than one percent

(1) Includes the following number of shares which could be acquired within 60 days of February 26, 1996 through the exercise of stock options: Mr. Drill, 8,000 shares; Mr. Grey, 4,000 shares; Mr. Mosiman, 8,000 shares; Mr. Larson, 8,000 shares; Mr. Fitzgerald, 25,000 shares; and all executive officers and directors as a group, 85,500 shares.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

     It is the intention of the Committee to utilize a pay-for-performance Compensation strategy that is directly related to achievement of the Company's financial performance and growth objectives. The primary elements of the executive compensation program are base salary, annual incentives, and long-term incentives. These elements are designed to (i) provide compensation opportunities that will allow the Company to attract and retain talented executives who are essential to the Company's success; (ii) provide compensation that rewards corporate performance and motivates the executives to achieve corporate strategic objectives; and (iii) align the interests of executives with the long-term interests of shareholders through stock-based awards.

BASE SALARY

     Base salaries of the Company's executive officers are intended to be competitive with the median base salaries paid by other corporations similar to the Company and to serve as a platform for performance-based (incentive) pay. Base salaries are determined for executive positions using compensation surveys, taking into account variables such as geography, job comparability, size of the company and nature of the business. In addition to base salary, executive officers are eligible to participate in the Company's employee benefit plans on the same terms as other employees.

ANNUAL INCENTIVES

     The purpose of the Restated Cash Bonus Plan is to encourage employees to have a positive vested interest in the success of the Company by providing a direct financial incentive in the form of an annual cash bonus for achieving predetermined financial objectives, specifically: revenue, net income and earnings per share targets. Each employee is eligible to receive a cash bonus expressed as a flat dollar amount or as a percentage of base salary depending on which of six preestablished job levels the employee occupied. In fiscal 1995, the Company did not meet its financial objectives, and no cash bonus awards were paid under the plan.

LONG-TERM INCENTIVES

     The 1994 Incentive Stock Option Plan is the basis of the Company's long-term incentive plan for executive officers and other key employees. The objective of the plan is to align executives' long-term interests with those of the shareholders by creating a direct incentive for executives to increase shareholder value. The stock option grants allow executives to purchase shares of Company stock at a price equal to the fair market value of the stock on the date of grant over a term of five years. One-third of the options become exercisable on each of the first three anniversary dates following the date of the grant. The award of option grants is consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. No stock options were granted to executive officers under this plan in fiscal 1995.

     In fiscal 1995, the Committee granted Mr. Fitzgerald 75,000 nonqualified options to purchase Common Stock as part of an employment offer for the position of Vice President of Operations. These options become exercisable equally over a three year vesting period at an exercise price of $7.75, and expire five years from the date of grant.

     The Company offers an Employee Stock Purchase Plan in which eligible employees can contribute between three and ten percent of their base pay to purchase up to 500 shares of Common Stock per year.

The shares are issued by the Company at a price per share equal to 85 percent of market value on the first day of the offering period or the last day of the plan year, whichever is lower. For the plan year ended September 30, 1995, four executive officers participated in the plan. Mr. Drill is not allowed to participate in the plan since he owns more than five percent of the Company's Common Stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee determines compensation for the Chief Executive Officer on an annual basis Mr. Drill's current base salary of $225,000 became effective December 1, 1995. The Committee believes that this base salary is consistent and competitive with salaries paid to Chief Executive Officers of manufacturing companies similar in size to the Company, located in the Upper-Midwest region of the country. There has been no change to Mr. Drill's base salary since fiscal 1989 because the Committee has chosen to link the opportunity for increased compensation to the achievement of certain profit objectives for the Company. Mr. Drill's salary was increased in December, 1995 because it had not been increased since 1989 and it was felt that an increase was necessary to maintain Mr. Drill's salary at a level competitive with those of Chief Executive Officers of corporations the size of the Company.

     The performance criteria for the annual incentive bonus plan of the Chief Executive Officer is based on achieving growth in earnings per share. If the Company achieves growth in earnings per share of 15 percent over the prior year, the Chief Executive Officer will receive a cash bonus of 15 percent of base salary. Growth in earnings per share of 25 percent or more will allow the Chief Executive Officer to earn a cash bonus of 30 percent of base salary. Mr. Drill did not receive a cash bonus in fiscal 1995 since the earnings per share growth rate objective was not met.

CONCLUSION

     The Committee believes that the executive compensation plan discussed in this Proxy Statement is consistent with the overall corporate strategy for continued growth in earnings and shareholder value.

                                          Anton J. Christianson
                                          Raymond R Good
                                          Donald J. Kramer
                                          Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four most highly compensated executive officers of the Company whose salary earned in fiscal 1995 exceeded $100,000.

                                                                                 LONG-TERM
                                               ANNUAL COMPENSATION              COMPENSATION
                                      --------------------------------------    ------------
NAME AND PRINCIPAL          FISCAL                 CASH       OTHER ANNUAL         OPTION          ALL OTHER
  POSITION                   YEAR      SALARY      BONUS     COMPENSATION(1)     AWARDS(2)      COMPENSATION(3)
-------------------------   ------    --------    -------    ---------------    ------------    ---------------
Scott F. Drill...........    1995     $200,000         --             --               --                --
Chairman, President, CEO     1994      200,000         --             --           12,000           $ 5,060
and Treasurer                1993      200,000    $28,000             --               --             3,802
David C. Grey(4).........    1995       86,772         --        $52,251               --                --
Vice President, Business     1994       87,010         --         39,650               --             3,800
Development                  1993           --         --             --               --                --
Monte J. Mosiman.........    1995       96,125         --         34,333               --                --
Vice President,              1994       93,000         --             --           12,000             3,181
International Sales          1993       92,167     13,020             --               --             2,503
Roger A. Larson..........    1995      122,000         --             --               --                --
Vice President, Domestic     1994      122,000         --             --           12,000             4,172
Sales and Marketing          1993      117,333     17,080             --               --             3,177
Timothy P.                   1995      118,686         --             --           75,000                --
  Fitzgerald(5)..........    1994           --         --             --               --                --
Vice President,              1993           --         --             --               --                --
Operations

-------------------------
(1) Compensation for Mr. Grey and Mr. Mosiman includes amounts paid for achieving certain sales objectives.

(2) Includes the number of stock options granted under the Company's Incentive Stock Option Plan except for Mr. Fitzgerald who received a grant of 75,000 nonqualified options under a Nonqualified Stock Option Plan and Agreement.

(3) Includes annual contributions made by the Company to the Company's 401(k) defined contribution plan.

(4) Mr. Grey has been an employee of the Company since 1990, and was named an executive officer during fiscal 1994.

(5) Mr. Fitzgerald began employment with the Company as an executive officer on November 28, 1994.

                          OPTION GRANTS IN FISCAL 1995

     The following table summarizes option grants in the fiscal year ended July 31, 1995 to the executive officers named in the Summary Compensation Table.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                            % OF TOTAL                                ANNUAL RATES OF STOCK
                                             OPTIONS                                   PRICE APPRECIATION
                                            GRANTED TO                                         FOR
                                            EMPLOYEES                                    OPTION TERM(2)
                                OPTIONS     IN FISCAL    EXERCISE                     ---------------------
            NAME               GRANTED(1)   YEAR 1995    PRICE(1)  EXPIRATION DATE       5%          10%
-----------------------------  ----------   ----------   --------  ---------------    --------     --------
Scott F. Drill...............        --          --           --                --          --           --
David C. Grey................        --          --           --                --          --           --
Monte J. Mosiman.............        --          --           --                --          --           --
Roger A. Larson..............        --          --           --                --          --           --
Timothy P. Fitzgerald(5).....    75,000        94.9%      $ 7.75   August 10, 1999    $156,750     $354,750

-------------------------
(1) These options were granted at the closing market price for the Company's stock on August 9, 1994, and vest in equal installments over a three-year period.

(2) The compounding assumes a five-year exercise period for the option grant and an exercise price of $7.75 per share. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, and the continued employment of the option holder through the vesting period. The amounts reflected in this table may not necessarily be achieved. If the price of Varitronics Common Stock were to appreciate at 5% and 10% compounded rates over five years, Varitronics Common Stock would have a closing price on August 10, 1999 of $9.84 and $12.48 per share, respectively.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                       AND FISCAL YEAR-END OPTION VALUES

     There were no option exercises in fiscal 1995 by any of the executive officers included in the Summary Compensation Table. The values of the options held by such persons as of July 31, 1995 follows:

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                  SHARES                 OPTIONS AT FISCAL YEAR END        FISCAL YEAR-END(1)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Scott E. Drill................       --          --         4,000           8,000             --             --
David C. Grey.................       --          --         2,000           2,000        $ 6,240        $ 6,240
Monte J. Mosiman..............       --          --         4,000           8,000             --             --
Roger A. Larson...............       --          --         4,000           8,000             --             --
Timothy P. Fitzgerald.........       --          --            --          75,000             --         75,000

-------------------------
(1) The value of unexercised in-the-money options represents the aggregate difference between the market value of the shares, based on the July 31, 1995 closing price of $8.75 per share, and the applicable exercise prices.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Total Return Index and the S&P Office Equipment and Supplies Index over the same period (assuming the investment of $100 in the Company's Stock, the NASDAQ Total Return Index and the S&P Office Equipment and Supplies Index on July 31, 1990 and the reinvestment of all dividends).

                                                                  S&P Office
      Measurement Period          Varitronic                       Equipment
    (Fiscal Year Covered)        Systems, Inc.      NASDAQ           Index
7/90                                       100             100             100
7/91                                       110             118             126
7/92                                        81             139             144
7/93                                       138             169             162
7/94                                       131             174             192
7/95                                       135             243             235

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENT

     The Company has entered into a termination of employment and change of control arrangement with Mr. Drill, which provides for varying payment periods depending on the circumstances of Mr. Drill's employment termination. If Mr. Drill voluntarily terminates his employment, the Company will pay an amount equal to his then-current base salary over a period of three years. In the event of Mr. Drill's termination by the Company for any reason other than cause as defined in his employment agreement, Mr. Drill will receive 1.5 times his then-current base salary over a period of three years. In the event of his termination due to a change of control of the Company, the Company will pay Mr. Drill 2.8 times his then-current base salary over three years from the date of such termination. However, the agreement contains a clause which provides that the Company is not required to make any payments which constitute nondeductible "excess parachute payments" as defined in the Internal Revenue Code. The agreement also prohibits Mr. Drill from competing with the Company for a period of three years after-termination.

     The discussion contained on pages 8 and 9 of the Schedule 14D-9 regarding the Severance Pay Agreements entered into between the Company and certain of its executive officers and employees is hereby incorporated by reference.

                              CERTAIN TRANSACTIONS

     The Company has entered into agreements with the designers of certain of its lettering and labeling systems. The designers, Thomas K. McGourty and Lawrence R. McGourty, are the father and brother, respectively, of Kevin B. McGourty, who is Vice President of Product Planning for the Company. Pursuant to these agreements, the McGourtys assigned to the Company all of their rights, including patent rights, to the machines, supplies and related technology, in exchange for a series of royalty payments. Payments under the agreements range from 1.9% to 3.8% of certain supply sales, and $10 per unit on certain machine sales. The Company incurred royalty expenses of approximately $612,000 under these agreements in fiscal 1995.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended July 31, 1995.

     Based upon information provided by officers and directors of the Company, Mr. Grey, Mr. Mosiman and Ms. Lynn McKee each failed to file on a timely basis one Form 4 report disclosing a single transaction during the 1995 fiscal year. Each transaction has since been reported.

                                                                         ANNEX A

                           BRADY'S DIRECTOR DESIGNEES

     Brady has provided the Company with the following information regarding the Brady Designees. The Company assumes no responsibility for the accuracy or completeness of such information.

     The following table sets forth the name, age, business address, present or principal occupation or employment and five-year employment history of each of the Brady Designees. Unless otherwise indicated, the principal business address of each such person is 6555 West Good Hope Road, Milwaukee, WI 53223. None of the Brady Designees is a director of, or holds any position with, the Company, and none of the Brady Designees owns any Shares.


               NAME                   AGE                           TITLE
-----------------------------------   ---    ---------------------------------------------------
Katherine M. Hudson................   48     President, CEO and Director
Donald P. DeLuca...................   55     Senior Vice President, Treasurer, Assistant
                                             Secretary, and Director
David R. Hawke.....................   41     Vice President, Signmark Group
Peter J. Lettenberger..............   58     Secretary and Director

     KATHERINE M. HUDSON -- Mrs. Hudson joined the Company in January 1994, as President, Chief Executive Officer and Director. Prior thereto she was a Vice President at Eastman Kodak Company and General Manager of its Professional, Printing and Publishing Image Division. She is also a director of Apple Computer.

     DONALD P. DELUCA -- Mr. DeLuca joined the Company as Vice President-Finance and Chief Financial Officer in May 1990. He was promoted to Senior Vice President in August 1994. Before joining Brady, he served as Executive Vice President-Finance and Administration of CSC Industries, Inc. from 1987 to April 1990. Prior to that he served as Vice President, Treasurer and Secretary of Cooperweld Corp. from 1974 to 1987. He is also a director of GAN North American Insurance Company, GAN National Insurance Company and Fugitive Emissions Control, Inc.

     DAVID W. HAWKE -- Mr. Hawke joined the Company in 1979. He served as General Manager of the Industrial Products Division from 1985 to 1991. From 1991 to February 1995, he served as Managing Director -- European Operations. In March 1995, he was appointed to his present position.

     PETER J. LETTENBERGER -- Mr. Lettenberger has served as a Director and Secretary of the Company since January 1977. Mr. Lettenberger has been a member of the Company's audit and compensation committees since April 1977 and October 1978, respectively, and has been chairman of the compensation committee since June 1985. He is a partner of Quarles & Brady, general counsel to Company, which firm he joined in 1964. He is also a director of Electronic Tele-Communications, Inc. Mr. Lettenberger's business address is 411 East Wisconsin Avenue, Milwaukee, WI 53202.